EXHIBIT 10.18

THIRD AMENDMENT OF DEED OF LEASE FOR

SECOND ADDITIONAL SPACE

THIS THIRD AMENDMENT OF DEED OF LEASE FOR SECOND ADDITIONAL SPACE (“Agreement”) is made as of this 20TH day of SEPTEMBER 2006 by and between TYSONS CORNER PROPERTY LLC, a Virginia limited liability company (“Landlord”), and MICROSTRATEGY INCORPORATED, a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant entered into that certain Deed of Lease for Office Space made as of January 7, 2000 (“Office Lease”), as amended by that certain First Amendment to Lease made as of August 9, 2000 (“First Amendment”), by that certain Second Amendment to Lease made as of October 31, 2002 (“Second Amendment”), and by that certain Release Agreement made as of August 9, 2000 (“Release Agreement”), for the lease of certain premises more commonly known as space numbers 104, 200, 300, 400, 500 and 600 (“Original Premises”) in the City of McLean, County of Fairfax, State of Virginia, in a commercial project commonly referred to as Tysons Corner Center (“Building”), all as more particularly set forth in the Lease. The Office Lease, First Amendment, Second Amendment, and Release Agreement are sometimes collectively referred to as the “Lease”.

B. Landlord and Tenant desire to amend the Lease to increase the size of the Premises by approximately 200 square feet of floor area (“Second Additional Space”) as hereinafter set forth and as further described in Schedule 1.

C. Landlord and Tenant acknowledge and agree that the Office Lease and First Amendment incorrectly referred to Tenant as “Microstrategy Inc.” and that Tenant’s correct legal name is “Microstrategy Incorporated”.

T E R M S

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants herein contained, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. All initial capitalized terms used in this Agreement shall have the same meaning given such terms in the Lease, unless otherwise defined in this Agreement.

2.	Expansion.

2.1.	Second Additional Space. Tenant is currently occupying the Original Premises within the Building pursuant to the terms of the Lease. Effective as of the date Landlord delivers possession of the Second Additional Space to Tenant (the “Additional Space Delivery Date”), Landlord shall lease to Tenant the space identified as the Second Additional Space on Schedule 1 attached hereto. Effective as of the Additional Space Delivery Date, the Second Additional Space shall become part of the Original Premises for all purposes of the Lease. The Net Rentable Area of the Second Additional Space, for all purposes is stipulated to be the Net Rentable Area specified in this Agreement and in no event shall the Net Rentable Area of the Second Additional Space be remeasured or otherwise adjusted. The Second Additional Space, together with the Original Premises shall be referred to herein as the “New Premises.”

2.2.	As Is. Effective upon the Additional Space Delivery Date, Tenant shall accept delivery of the Second Additional Space in an “As Is” condition and “With All Faults” and Landlord shall have no obligation to improve, remodel, alter or otherwise modify or prepare the Second Additional Space for Tenant’s occupancy. Tenant hereby represents each of the following: (a) Tenant or its authorized representative has inspected the Second Additional Space and has made all inquiries, tests and studies that it deems necessary in connection with its leasing of the Second Additional Space, (b) Tenant is relying solely on Tenant’s own inspection, inquiries, tests and studies conducted in connection with, and Tenant’s own judgment with respect to, the condition of the Second Additional Space and Tenant’s leasing thereof and (c) Tenant is leasing the Second Additional Space without any representations or warranties, express, implied or statutory by Landlord, or Landlord’s agents, brokers, finders, consultants, counsel, employees, officers, directors, shareholders, partners, trustees or beneficiaries.

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2.3.	Tenant’s Expansion Work. Tenant shall (a) commence the Expansion Work on or about the Additional Space Delivery Date and pursue the same to completion, (b) complete the Expansion Work before opening the New Premises for business and (c) use best efforts to open the New Premises for business to the public on or before August 15, 2006 (the “Required Opening Date”). In no event shall Tenant commence the Expansion Work prior to the Additional Space Delivery Date. On or before the Additional Space Delivery Date, Tenant shall provide Landlord with written evidence in form and substance satisfactory to Landlord that the insurance Tenant is required to carry pursuant to Article IX of the Lease covers the Second Additional Space and Tenant’s business and other activities conducted therein. The Expansion Work shall be performed by Tenant: (i) at its sole cost and expense, (ii) in accordance with plans and specifications prepared by Tenant at its expense and approved by Landlord, (iii) in accordance with all laws, (iv) in accordance with the Landlord’s current design and construction criteria for the Building, which is incorporated into this Agreement by this reference as if fully set forth herein, and (v) in accordance with the applicable provisions of the Lease (as amended hereby), except to the extent such provisions are clearly not applicable to the Expansion Work. Notwithstanding anything to the contrary contained herein, Tenant’s plans and specification for the Expansion Work attached hereto as Schedule 1 have been approved by Landlord. The Expansion Work shall be deemed to be the completion of all work necessary to consolidate the Second Additional Space and the Original Premises into one integrated space and prepare the Second Additional Space for use as a lobby/reception area, including without limitation, furnishing and installing new lighting, new signage and new security cameras, any other improvements set forth in Tenant’s plans and specifications approved by Landlord and all necessary modifications to the existing mechanical, plumbing, electrical, HVAC, lighting and fire protection systems within the Original Premises and the Second Additional Space and providing service to the New Premises, as required by all applicable laws governing the operating of the New Premises or necessary to accommodate the Expansion Work.

3.	New Premises.

3.1.	Square Footage. Effective on the Additional Space Delivery Date, the total Net Rentable Area of the “Premises” for all purposes of the Lease shall be amended to be 152,078 square feet.

3.2.	Exhibit A. The approximate location of the Second Additional Space is depicted on Exhibit A attached hereto as Schedule 1.

4.	Base Rent. Commencing on the Rent Commencement Date, Tenant shall pay Base Rent for the Second Additional Space in the following amounts and otherwise in the manner and at the times set forth in Article IV of the Lease:

Date	Annual Base Rent	Monthly Base Rent
Rent Commencement Date-2/28/07	$8,408.00	$700.67
03/01/07-02/29/08	$8,618.00	$718.17
03/01/08-02/28/09	$8,834.00	$736.17
03/01/09-02/28/10	$9,054.00	$754.50
03/01/10-06/30/10	$9,280.00	$773.33

As used in this Section 4, “Rent Commencement Date” shall mean the earlier to occur of (a) the Required Opening Date, and (b) the date Tenant completes the Expansion Work.

5.	Amendment of Lease. The Lease is amended as of the date hereof (“Effective Date”) unless another date is expressly provided, as follows:

5.1.	Building. On the Additional Space Delivery Date, the Net Rentable Area of the Building set forth in Section 1.1 of the Lease shall be increased to 170,671 square feet.

5.2.	Landlord’s Payment Address. Landlord’s payment address set forth in Section 4.1 of the Lease shall be deleted in its entirety and replaced with the following:

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Tysons Corner Property LLC

Dept. 2596-5335

Los Angeles, CA 90084-2596

5.3.	Landlord’s Notice Addresses. Section 14.2(a) and (b) of the Lease shall be deleted in their entirety and replaced with the following:

Landlord’s Notice Address:	With a copy of notices to:
Tysons Corner Property LLC	Tysons Corner Property LLC
1861 Chain Bridge Road	c/o The Macerich Company
McLean, VA 22102	P.O. Box 2172
Attn: Building Manager	401 Wilshire Blvd. Suite 700
Santa Monica, CA 90407 Attn: Legal Dept.

5.4.	The following shall be added as Section 15.27 to the Lease:

“15.27. REIT Qualifications. Landlord and Tenant agree that all Rent paid to Landlord under this Lease shall qualify as “rents from real property” as defined in Internal Revenue Code Section 856(d) and as further defined in Treasury Regulation Section 1.856-4. Should the requirements of the said Internal Revenue Code Section or Treasury Regulation Section be amended so that any Rent no longer qualifies as “rents from real property” for the purposes of the Internal Revenue Code or the Treasury Regulation, the Rent payable to Landlord shall be adjusted so that such Rent will qualify as “rents from real property” under the Internal Revenue Code and Treasury Regulation; provided that such adjustments required pursuant to the provisions of this Section shall not increase the monetary obligations of Tenant. If any adjustment of Rent under this Section or if Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code or the Treasury Regulation will be jeopardized because of any provision of this Lease, Tenant shall, without charge therefor and within ten (10) days after. Landlord’s written request therefor, execute and deliver to Landlord such amendments to this Lease as may be reasonably required by Landlord to avoid such jeopardy; provided such amendments do not increase the monetary obligations of Tenant or in any other manner materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.”

6.	Effect. Except as expressly modified by this Agreement, the Lease shall remain unchanged and in full force and effect.

7.	No Modification or Waiver. Except as otherwise expressly set forth herein, nothing in this Agreement shall be deemed to waive or modify any of the provisions of the Lease.

8.	No Offer. Landlord and Tenant hereby agree that Landlord’s submission of this Agreement to Tenant shall not constitute an offer to amend the Lease. This Agreement shall be effective only, and is expressly conditioned, upon the execution of this Agreement by Landlord and Tenant.

9.	Captions. The captions and Section numbers appearing in this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit, amplify, define, construe or describe the scope or intent of the terms or provisions of this Agreement.

10.	Brokers. Tenant shall hold Landlord harmless from, and indemnify Landlord against, all damages (including attorneys’ fees and costs) resulting from any claims that may be asserted against Landlord by any broker, finder or other person (except for Wilmorite Property Management, LLC, Macerich Management Company, Macerich Property Management Company, Macerich Westcor Management LLC, Westcor Partners, L.L.C. or Westcor Partners of Colorado, LLC) with whom Tenant has, or purportedly has, dealt in connection with the transactions set forth in this Agreement.

11.	Schedules. The Schedules, if any, attached to this Agreement are hereby incorporated herein and made a part hereof.

12.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

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13.	Successors. The provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

14.	Tenant’s Representation. Tenant represents that it holds the entire tenant interest in the Lease and that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease.

15.	Executory Authority. Each party executing this Agreement hereby represents and warrants that the individual executing this Agreement on behalf of such party has full power and authority to bind such party to the terms hereof.

16.	Attorneys’ Fees. In the event that at any time after the date hereof either Landlord of Tenant shall institute any action or proceeding against the other(s) relating to this Agreement, then and in that event, the party(ies) not prevailing in such action or proceeding shall reimburse the prevailing party for the reasonable expenses of attorneys’ fees and all costs and disbursements incurred therein by the prevailing party.

IN WITNESS WHEREOF, this Agreement has been entered into by the parties as of the day and year first above written.

LANDLORD:	TYSONS CORNER PROPERTY LLC, a Virginia limited liability company,

	By:	MACW PROPERTY MANAGEMENT, LLC, a New York limited liability company, its property manager

		By:	/s/ Mace Siegel
		Name:	Mace Siegel
		Its:	Chairman

TENANT:	MICROSTRATEGY INCORPORATED, a Delaware corporation

	By:	/s/ Arthur S. Locke, III
	Name:	Arthur S. Locke, III
	Title:	Vice President and CFO

By:
Name:
	Title:	Secretary

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